Exhibit 99

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS ANNOUNCES RESEARCH BREAKTHROUGH

IN INACTIVATING DEADLY PRIONS

Mentor, Ohio (August 6, 2004) – STERIS Corporation (NYSE:STE) today announced that the Company, in cooperation with leading independent prion researchers, has participated in research that indicates the effectiveness of several of the Company’s proprietary cleaning and sterilization technologies in inactivating prions. Prions are proteins that have been associated with debilitating and fatal illnesses in both animals and humans. Until now, it has not been possible to inactivate prions without damaging contaminated surfaces. STERIS has introduced a new consumable product in its Healthcare segment, and is re-introducing an established consumable product in its Life Sciences segment to address prion concerns in both of its major industries.

This research has been published in the August 7, 2004 edition of The Lancet, an international journal of medical science and practice. Prions are extremely difficult to inactivate from the surfaces of surgical instruments or other items that may be contaminated and are believed to be the causative agent of Transmissible Spongiform Encephalopathy (TSE), a group of fatal animal and human diseases that affect the central nervous system. Examples of such diseases in animals include scrapie and bovine spongiform encephalopathies (BSE), which is commonly known as Mad Cow Disease. Human variations include Creutzfeldt Jacob Disease (CJD) and variant Creutzfeldt Jacob Disease (vCJD).

Commenting on the research, Les C. Vinney, STERIS’s President and Chief Executive Officer, said, “We are pleased to have been involved in such critically important research and to have our collaborative research recognized by The Lancet. This research further confirms the value of our technology portfolio and our belief that we can leverage our capabilities to advance the science of sterilization and decontamination. STERIS continues to provide cutting edge innovations to combat the latest and toughest infection and decontamination challenges.

STERIS Corporation

News Announcement

August 6, 2004

We believe there are other opportunities available to STERIS to commercialize additional new products to address the impact of TSE’s and we are continuing to pursue these opportunities.”

As a result of this research, the Company’s Healthcare segment has introduced a new product in the United Kingdom (U.K.). The product is a cleansing solution designed to be added to the washing-disinfecting cycle of washers that decontaminate surgical instruments after use, and will be sold under the brand name Hamo 100 PID (Prion Inactivation Detergent). In addition, the Life Sciences segment is re-introducing a cleaning solution currently on the market that, as part of this research, has been proven to be effective against prions. The product, CIP 100, is a leading solution used to clean pharmaceutical and biotechnology production equipment. The Company is in the process of exploring additional commercialization opportunities for this and other tested technologies.

In the process of its work with prions, STERIS also helped develop standardized testing and validation protocols that were used to confirm the validity of the test results. These validation protocols are being made available to test the effectiveness of various other decontamination methods against prions to advance research in these specialized areas.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination, and health science technologies, products, and services. Additional information about STERIS can be found on the Company’s Website at www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

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STERIS Corporation

News Announcement

August 6, 2004

This news release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

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